Exhibit 5.1

May 9, 2008

Exactech, Inc.

2320 NW 66th Court

Gainesville, Florida 32653

Re:	Exactech, Inc. Registration Statement on Form S-3 (Registration No. 333-150055)

Ladies and Gentlemen:

We have acted as counsel to Exactech, Inc., a Florida corporation (the “Company”), in connection with (i) the proposed issuance and sale by the Company of up to 877,391 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company, pursuant to subscription agreements (the “Subscription Agreements”) in the form attached as Exhibit A to the placement agency agreement (the “Placement Agency Agreement”) by and among the Company, Thomas Weisel Partners LLC, Canaccord Adams Inc., Robert W. Baird & Co. and Noble Financial Capital Markets, dated May 8, 2008, to be filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K on or about the date hereof, (ii) the filing of the referenced Registration Statement (together with all schedules and exhibits thereto, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) pursuant to which the Shares are registered under the Act and (iii) the filing by the Company of the Prospectus Supplement relating to the proposed issuance and sale of the Shares, dated May 8, 2008 (the “Prospectus Supplement”), with the SEC pursuant to Rule 424(b) promulgated under the Act.

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus Supplement, the Subscription Agreements and originals, or copies certified or otherwise identified to our satisfaction, of the Articles of Incorporation, as amended, of the Company, the Amended and Restated Bylaws of the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have also assumed for purposes of our opinion that the Subscription Agreements have been duly authorized, executed and delivered by the parties thereto other than the Company and constitute a legal, valid and binding obligation of each such party, and that such parties have the requisite organizational and legal power to perform their obligations under the Subscription Agreements.

In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of the documents. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the documents.

Based upon the foregoing examination, and subject to the qualifications set forth below, we are of the opinion that the Shares have been duly authorized by the Company and, when issued, delivered and paid for in accordance with the terms of the Subscription Agreements, will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the General Corporation Law of the State of Florida which includes the statutory provisions thereof as well as all applicable provisions of the Constitution of the State of Florida and reported judicial decisions interpreting these laws. Our opinion is rendered only with respect to laws, and the rules, regulations and orders thereunder, which are currently in effect.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company on or about the date hereof, which will be incorporated by reference in the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

GREENBERG TRAURIG, P.A.

By:	/s/ Jaret L. Davis, Esq.
Jaret L. Davis, Esq.